Exhibit 5.15

[INSERT DAVIES LETTERHEAD]

June 7, 2006

File No. 214844

Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland & Labrador

Agnico-Eagle Mines Limited

        We refer to the prospectus supplement of Agnico-Eagle Mines Limited (the "Company") dated June 7, 2006 relating to the issuance of 8,455,000 common shares of the Company, which prospectus supplement incorporates by reference the short form base shelf prospectus of the Company dated November 15, 2004 relating to the offering from time to time of up to US$500,000,000 of debt securities, common shares or warrants to purchase debt securities or common shares of the Company (collectively, the "Prospectus").

        We hereby consent to the use of our firm name under the heading "Legal Matters" and consent to the reference to our opinion under the heading "Eligibility for Investment" in the Prospectus.

        We confirm that we have read the Prospectus and have no reason to believe that there is any misrepresentation in the information contained in the Prospectus that is within our knowledge as a result of the services we performed in connection with such opinions.

        This letter is solely for the information of the Securities Commissions and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purpose.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP